SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          WATSON PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------

         (5)      Total fee paid:

              ------------------------------------------------------------------



[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

              ------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------

         (3)      Filing Party:

              ------------------------------------------------------------------

         (4)      Date Filed:

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


                          WATSON PHARMACEUTICALS, INC.

                                311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720

                                 March 31, 1998

Notice of Annual Stockholders Meeting:

         You are hereby notified that the 1998 Annual Meeting of Stockholders (the "Meeting") of Watson Pharmaceuticals, Inc. (the "Company") will be held at the Hyatt Regency Irvine located at 17900 Jamboree Road, Irvine, California at 9:00 a.m. local time, on May 4, 1998, for the following purposes:

         1. To elect two directors to hold office until the 2001 Annual Meeting.

         2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

         You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please date, sign and return the enclosed proxy in the envelope provided.

                                         By Order of the Board of Directors

                                         Michel J. Feldman
                                         Secretary

                          WATSON PHARMACEUTICALS, INC.

                                311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720

                       1998 ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 4, 1998

                         -----------------------------
                                 PROXY STATEMENT
                         -----------------------------

GENERAL

         This Proxy Statement and the accompanying proxy are furnished to stockholders of Watson Pharmaceuticals, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held at the Hyatt Regency Irvine located at 17900 Jamboree Road, Irvine, California, at 9:00 a.m. local time, on May 4, 1998, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 are being mailed to stockholders on or about March 31, 1998.

         Stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 89,026,973 shares of the Company's common stock, par value $.0033 per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

         The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of March 16, 1998. All shares of Common Stock and options and or warrants to acquire Common Stock reported in this Proxy Statement reflect the two for one stock split, effected in the form of a 100% stock dividend on October 29, 1997.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

         All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company. Following the original mailing of the proxies and other soliciting materials, employees of the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting who will determine whether or not a quorum is present. Neither the Company's Articles of Incorporation, By-Laws nor Nevada corporate statutes addresses the treatment and effect of abstentions and broker non-votes; the election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as set forth therein as directors of the Company and FOR the ratification of the selection of Price Waterhouse LLP ("Price Waterhouse") as independent accountants. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company. A proxy will also be revoked if the stockholder attends the meeting in person and votes. A later dated proxy will revoke a prior dated proxy.

         As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented to the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         Two directors are to be elected by a plurality of the stockholder votes cast at the Meeting to serve until the 2001 Annual Meeting and until their successors are elected and qualify. The Class III directors, Allen Chao, Ph.D. and Michel J. Feldman, are nominees for director. The Class I directors, Michael Fedida and Albert F. Hummel, are scheduled to serve as directors until the 1999 Annual Meeting. The Class II directors, Alec D. Keith, Ph.D., Ronald R. Taylor and Andrew L. Turner are scheduled to serve as directors until the 2000 Annual Meeting.

         The Articles of Incorporation provide that three directors will serve in each of the three classes. Currently, there are only two directors in Class III who are nominated for re-election at the Annual Meeting. The Board is currently considering potential nominees for vacancies and expects to fill the remaining Class I and Class III positions during the current year. On December 15, 1997, the Board of Directors appointed Andrew L. Turner to serve as a Class II director until the 2000 Annual Meeting.

         THE ENCLOSED PROXY CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN TWO, BEING THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

         Information about the nominees for director and other directors whose term of office will continue after the Annual Meeting is set forth in the following paragraphs.

NOMINEES FOR TERMS EXPIRING AT THE 1998 MEETING:

ALLEN CHAO, PH.D.                                            Director since 1983

         Allen Chao, 52, has been President of the Company since February 1, 1998 and previously served in that capacity from August 1983 until July 1995. Dr. Chao has also been Chief Executive Officer of the Company since August 1983 and Chairman of the Company since May 1996, and a director of Circa Pharmaceuticals, Inc. ("Circa") since July 1995. Dr. Chao also serves on the Board of Directors of Somerset Pharmaceuticals, Inc. ("Somerset"). He is a co-founder of the Company and has been a director of the Company and Watson Laboratories, Inc. ("Watson Labs") since their inception. He served as Director of Pharmaceutical Technology and Packaging Development at Searle Laboratories, Inc. from September 1979 to August 1983, where he had overall responsibility for new product implementation and new pharmaceutical technology development. He received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973.

MICHEL J. FELDMAN                                            Director since 1984

         Michel J. Feldman, 55, has been Secretary of the Company since 1995. Mr. Feldman has also been a partner at the law firm of D'Ancona & Pflaum, Chicago, Illinois, since June 1991, and is counsel to the Company. From 1977 to 1981, Mr. Feldman was President and Chief Executive Officer of Avanti Communications, a cellular antenna manufacturer, which was acquired in 1981 by The Allen Group, Inc. Mr. Feldman received a J.D. from Northwestern University Law School in 1968 and is a Certified Public Accountant.

         The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

DIRECTORS WHOSE TERMS EXPIRE IN 1999:

MICHAEL FEDIDA                                               Director since 1995

         Michael Fedida, 51, a registered pharmacist, has served for the past eleven years as an officer and director of several retail pharmacies wholly or partially owned by him. In addition, Mr. Fedida has acted as a consultant, without remuneration, to the Company with regard to certain marketing concepts. From 1988 to 1995, Mr. Fedida served on the Board of Directors of Circa.

ALBERT F. HUMMEL                                             Director since 1986

         Albert F. Hummel, 53, has been a director of the Company since March 1986, except for a period from July 1991 to October 1991, and is currently a partner in Affordable Residential Communities, a property management firm. Additionally, Mr. Hummel is President of Pentech Pharmaceuticals, Inc., a development stage company which is not affiliated with the Company. Mr. Hummel received a B.S. from St. Joseph's College in 1967 and an M.B.A. from the University of Chicago in 1969.

DIRECTORS WHOSE TERMS EXPIRE IN 2000:

ALEC D. KEITH, PH.D.                                         Director since 1991

         Alec D. Keith, 65, was Chairman of the Company from October 1991 until he retired from that office in May 1996, and has been a director of Circa since July 1995. He is presently a consultant to Watson pursuant to a consulting agreement which he entered into with Watson in July 1996. Dr. Keith also served as a member and as Chairman of the Board of Polydex Pharmaceuticals, Ltd., a Canadian company, from November 1996 to January 1998. Dr. Keith was a co-founder of Zetachron, Incorporated ("Zetachron"), a subsidiary of the Company from 1991 to 1995, and held senior executive positions at Zetachron from 1983 to 1996. He is also Adjunct Professor of Biophysics at Pennsylvania State University. Dr. Keith has authored many scientific publications, has edited two books, and holds numerous domestic and foreign pharmaceutical patents. He received a Ph.D. in genetics from the University of Oregon in 1966.

RONALD R. TAYLOR                                             Director since 1994

         Ronald R. Taylor, 50, has been a consultant to Cardinal Health, Inc. ("Cardinal Health") since May 1996. Mr. Taylor was a founder and was formerly Chairman of Pyxis Corporation, a San Diego based company engaged in the development and marketing of systems to help hospitals and other healthcare providers efficiently manage drugs and supplies, from 1987 until 1996, when Pyxis became a wholly owned subsidiary of Cardinal Health. In 1997, Mr. Taylor became a director of Cardiodynamics, Inc., a California corporation which develops, manufactures and markets non-invasive digital heart monitoring devices.

ANDREW L. TURNER                                             Director since 1997

         Andrew L. Turner, 51, has been Chairman and Chief Executive Officer of Sun Healthcare Group, Inc. ("Sun Healthcare") since its formation in 1989 and was the founder of Sun Healthcare. Mr. Turner also was a founder of and previously served as Chief Operating Officer of Horizon Healthcare Corporation, a health care services provider, from 1986 to 1989. Prior to 1986, Mr. Turner served as a Senior Vice President of Operations of Hillhaven Corporation. Mr. Turner is also on the board of directors of the U.S. Olympic Committee for the state of New Mexico.

BOARD AND COMMITTEE MEETINGS

         The Company has an Audit Committee composed of Michael Fedida, Albert
F. Hummel, Ronald R. Taylor and, effective February 20, 1998, Andrew L. Turner. During the fiscal year ended December 31, 1997, the Audit Committee met twice for the purposes of (i) reviewing the arrangements and scope of the audit; (ii) discussing any matters of concern to the Committee with regard to the Company's financial statements or results of the audit and (iii) reviewing the Company's internal accounting procedures and controls and the activities and recommendations of the Company's independent accountants.

         The Company has a Compensation Committee composed of Michael Fedida, Ronald R. Taylor and, effective February 20, 1998, Andrew L. Turner. The Compensation Committee met twice and executed nine (9) Unanimous Consents in Lieu of Special Meeting during the fiscal year ended December 31, 1997. The function of the Compensation Committee is to review and approve recommendations concerning (i) the compensation of the Chairman of the Board, the Chief Executive Officer and the President of the Company: (ii) the grant of stock options under the Company's 1991 Stock Option Plan and (iii) administer the 1995 Non-Employee Directors' Plan ("1995 Plan").

         The Company does not have a Nominating Committee. Nominations of directors by stockholders must be in writing and delivered to the Secretary of the Company at the principal executive offices of the Company no more than 90 days and no less than 60 days prior to the Annual Meeting and otherwise in accordance with the By-Laws.

         The Board of Directors of the Company held eleven (11) regular meetings, and executed three (3) Unanimous Consents in Lieu of Special Meeting during the fiscal year ended December 31, 1997. Each director attended at least 75% of all Board and applicable Committee meetings.

                             DIRECTORS' COMPENSATION

         All Company directors who are not full-time employees of the Company received a director's fee of $25,000 per year for 1997. In addition, directors are also paid $500 for each Committee meeting of less than one-half day, and $1,000 for each Committee meeting of more than one-half day. All directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Michel J. Feldman's law firm receives his director's fee. Additionally, Alec D. Keith has a consulting agreement with the Company in which Dr. Keith provides two days of consulting services to the Company each month in exchange for $2,000, plus an additional $1,000 for each additional day his services are required.

         The Company has also granted stock options to each non-employee director under the 1995 Plan. The following table sets forth the options granted under the 1995 Plan from January 1, 1997 to December 31, 1997.


                                    NUMBER OF SHARES
                                   UNDERLYING OPTIONS             EXERCISE PRICE
           NAME                        GRANTED (1)                   PER SHARE                 DATE OF GRANT
           ----                        -----------                   ---------                 -------------

Alec D. Keith, Ph.D                      30,000                       $18.22                     05/06/97

Ronald R. Taylor                         30,000                       $18.22                     05/06/97

Andrew L. Turner                         20,000                       $30.06                     12/19/97

(1) Reflects the amount of 10,000 shares for each year of the three year term to which the director was elected. Andrew L. Turner was appointed by the Board of Directors in December 1997 to fill a vacancy in the Class II directors.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity security, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1997 fiscal year, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with, except as follows: (i) David Hsia failed to report on Form 5 four (4) transactions which occurred on December 29, 1996 and (ii) Andrew L. Turner failed to report on Form 3 that he had become a director of the Company within the requisite ten (10) day period.

                       HOLDINGS OF STOCKHOLDERS, DIRECTORS

                             AND EXECUTIVE OFFICERS

         The following table sets forth, as of March 16, 1998, the name, address (where required) and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and the amount of Common Stock beneficially owned by each of the directors and Named Executive Officers (as defined under "Executive Compensation") of the Company, and by all directors and Named Executive Officers of the Company as a group.

                                                                AMOUNT AND NATURE OF                   PERCENT OF
            NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP (1)                    CLASS
            ------------------------                          ------------------------                    -----



INVESCO PLC,  Et al............................                     5,405,050  (2)                        6.2%

            1315 Peachtree St. NE
            Atlanta, GA 30309

Allen Chao, Ph.D...............................                    3,970,246   (3)                        4.4%

         311 Bonnie Circle
         Corona, CA 91720

David C. Hsia, Ph.D............................                    2,014,856   (4)(5)                     2.4%

Melvin Sharoky, M.D............................                      303,603   (6)                          *

Alec D. Keith, Ph.D............................                      532,600   (7)                          *

Albert F. Hummel...............................                      464,966   (8)                          *

Michael Fedida.................................                       38,600   (9)                          *

Michel J. Feldman..............................                       32,000   (10)                         *

Ronald R. Taylor...............................                       10,000   (9)                          *

Andrew L. Turner...............................                       30,000   (11)                         *

Patrick J. McEnany.............................                      185,535   (12)                         *

Frederick Wilkinson............................                       26,350   (13)                         *

All current directors and executive officers of                    7,213,256   (3)-(14)                   8.0%
the Company (11 persons)

----------
*        Represents less than 1%

(1) Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes the persons named in this table have sole voting and investment power with respect to all shares of Watson Common Stock reflected in this table.

(2) Based upon a Schedule 13G filed by a group, as defined by Section 13(d)(3) of the Exchange Act, with the SEC on February 12, 1998, and as amended on February 17, 1998.

(3) Includes 509,800 shares of Watson Common Stock subject to outstanding options, 1,556,426 shares of Watson Common Stock held by Allen Chao Interests, Ltd., a partnership in which Dr. Chao is a controlling partner, 950,646 shares of Watson Common Stock held by MAL Investment Company, a corporation of which Dr. Chao is a controlling stockholder, and 953,374 shares of Watson Common Stock held by the Allen Chao and Lee Hwa Chao Family Trust.

(4) Allen Chao and Phylis Hsia are siblings. David C. Hsia is married to Phylis Hsia.

(5) Includes 143,000 shares of Common Stock subject to outstanding options held by Dr. Hsia, 40,000 shares of Common Stock held by David and Phylis Hsia Charitable Remainder Trust, 1,095,468 shares held by Hsia Interests, Ltd., a family partnership, and 736,388 shares held by the Hsia Family Trust. Excludes 87,750 shares of Common Stock held in irrevocable trusts for the benefit of Dr. and Mrs. Hsia's children over which Dr. and Mrs. Hsia have no voting or investment power.

(6) Includes 272,879 shares of Common Stock held by Dr. Sharoky, 29,142 shares of Common Stock held by Dr. Sharoky as custodian for his three children and 1,582 shares of Watson Common Stock held by Dr. Sharoky as custodian for his niece.

(7) Includes 10,000 shares of Common Stock subject to outstanding options. Mr. Hummel has an option to purchase 264,000 shares of Watson Common Stock from Dr. Keith.

(8) Includes 44,534 shares of Watson Common Stock subject to outstanding options, and options to purchase 264,000 and 132,000 shares of Watson Common Stock from Dr. Keith and Dr. Wallace C. Snipes (a former officer of Watson), respectively.

(9)      Comprises shares of Watson Common Stock subject to outstanding options.

(10) Includes 25,000 shares of Watson Common Stock subject to outstanding options, 1,000 shares of Watson Common Stock owned by Ercelle Feldman, the wife of Michel J. Feldman, for which Mr. Feldman disclaims beneficial ownership, and an aggregate of 6,000 shares of Watson Common Stock owned by Mr. Feldman as trustee for two of his sons, for which he disclaims beneficial ownership.

(11) All shares are held by the Andrew L. and Nora L. Turner Trust, of which Andrew L. Turner is Trustee.

(12) Includes 56,728 shares which are held by Equisource Capital, Inc., of which Patrick J. McEnany is the sole shareholder.

(13)     Includes 25,000 shares of Common Stock subject to outstanding options.

(14) Excludes Mr. Hummel's options to acquire 264,000 and 132,000 shares from each of Drs. Keith and Snipes, respectively.


                  PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Price Waterhouse has audited the books and records of the Company since its inception and the Board of Directors will recommend at the Meeting that the stockholders ratify the selection of Price Waterhouse to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued to Allen Chao, Ph.D., for services rendered for the year ended December 31, 1997 as the Company's Chairman and Chief Executive Officer, and to each of the other executive officers of the Company whose total annual salaries and bonuses exceeded $100,000 ("Named Executive Officers") for services in the capacity indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                                ANNUAL COMPENSATION               COMPENSATION
                                                -------------------                  AWARDS
                                                                                  ------------
                                                                                   SECURITIES
 NAME AND PRINCIPAL POSITION      YEAR                                             UNDERLYING             ALL OTHER
       POSITION (1)               YEAR           SALARY         BONUS (2)            OPTIONS           COMPENSATION (3)
       ------------               ----           ------         ---------            -------           ----------------

Allen Chao, Ph.D. (3)(4)          1997         $ 400,000        $ 400,000             100,000          $    8,650
Chairman of the Board and         1996           400,000          300,000             200,000               4,750
Chief Executive Officer           1995           300,000          150,000             200,000               2,074

Melvin Sharoky, M.D.              1997           375,000          100,000                   0              13,224
(3)(4)(5)(6)                      1996           350,000          300,000                   0             158,595
 President                        1995           300,000          150,000             772,000               6,494

David C. Hsia, Ph.D.              1997           200,000           50,000                   0               4,750
Senior Vice President,            1996           165,000           20,000              15,000               4,750
Scientific Affairs                1995           151,730           25,408             200,000               4,373

Frederick Wilkinson (7)           1997           200,000          100,000                                  10,750
Vice- President                                                                        60,000

Patrick J. McEnany (3)(8)         1997           200,000          140,625             202,226              10,119
Vice -President, Corporate        1996           169,250           24,906               5,832              44,818
Development                       1995           164,237                0               4,166               9,050

----------
(1) Drs. Chao and Hsia have entered into employment agreements with the Company. Dr. Sharoky and Mr. McEnany each had an employment agreement with the Company which expired on January 31, 1998 and are no longer employees of the Company. Please refer to "Employment Agreements" below for details.

(2) Pursuant to bonus formulas established by the Company's Compensation Committee, Dr. Chao received the maximum annual bonuses in 1997, 1996 and 1995, based upon net after-tax earnings of the Company. Dr. Sharoky received a bonus for 1997, 1996 and 1995 as determined by the Company's Compensation Committee. Bonuses paid to Dr. Hsia in 1997, 1996 and 1995 were based on the satisfaction of certain objective criteria set by the Company's Chief Executive Officer.

(3) Amounts in 1997, 1996 and 1995 represent the Company's 401(k) contributions on behalf of the Named Executive Officers above. Amounts in 1997, 1996 and 1995 for Dr. Sharoky represented insurance premiums paid by the Company on a life insurance policy in which Dr. Sharoky's wife is the named beneficiary. In addition, other compensation to Dr. Sharoky in 1997 included $2,574 for the personal use of a Company auto and amounts in 1996 include reimbursement for relocation expenses in the amount of $144,777. Amounts in 1997 for Mr. McEnany represent $6,000 paid directly to Mr. McEnany as a car allowance and $3,639 for premiums paid on a life insurance policy in which his wife is the named beneficiary. Amounts in 1996 for Mr. McEnany include reimbursement of an administrative fine under the indemnification provisions of Royce's Articles of Incorporation and By-laws. Other compensation in 1997 paid to Dr. Chao and Mr. Wilkinson includes car allowances of $3,900 and $6,000, respectively.

(4) Drs. Chao and Sharoky and Mr. Wilkinson serve on the Board of Directors of Somerset, a joint venture which is 50% owned by the Company. Dr. Chao has served on the Somerset Board of Directors since 1995 and received director fees of $12,000 in each of 1997, 1996 and 1995. Dr. Sharoky has served on the Somerset Board of Directors since 1993 and received director fees of $12,000 in each of 1997, 1996 and 1995. In 1997, Mr. Wilkinson joined the Board of Directors of Somerset and received directors fees of $6,000. In addition, in 1997 Dr. Sharoky received a bonus of $300,000 from Somerset directly. These fees and the bonus paid to Dr. Sharoky were not paid by the Company and are not included in the Summary Compensation Table above. Of the salary paid to Dr. Sharoky in each of 1997 and 1996, $300,000 was reimbursed by Somerset.

(5) Dr. Sharoky became an officer of the Company effective July 17, 1995. Compensation reflects amounts earned since that time and for the prior period while at Circa. Dr. Sharoky's compensation is disclosed for the period prior to the merger between the Company and Circa because the Company's financial statements have been restated as a result of the merger. The financial statements reflect all compensation paid by the Company to Dr. Sharoky for the three years ended December 31, 1997.

(6) Dr. Sharoky received an original grant of 516,000 restricted shares of Common Stock of the Company. Such shares were subject to forfeiture in decreasing annual increments if Dr. Sharoky voluntarily terminated his employment, or if his employment was terminated for cause, prior to January 1997. Such forfeiture provisions are no longer in effect. Dr. Sharoky was elected to the Board of Directors of Andrx Corporation in November 1995 and received options to purchase 8,250 shares of Andrx common stock.

(7) Mr. Wilkinson became an officer of the Company effective July 14, 1997. He has been employed by the Company since June 24, 1996.

(8) Mr. McEnany became an officer of the Company effective April 17, 1997. Compensation reflects amounts earned throughout fiscal 1997 and for prior years while at Royce. Mr. McEnany's compensation is disclosed for the periods prior to the merger between the Company and Royce because the Company's financial statements have been restated as a result of the merger. The financial statements reflect all compensation paid by the Company to Mr. McEnany for the three years ended December 31, 1997.

EMPLOYMENT AGREEMENTS

         Effective May 29, 1995, the Company entered into employment agreements with each of Drs. Allen Chao and David C. Hsia (the "Senior Executives"), which will terminate on May 31, 2000. These agreements provide that, among other things, (i) Drs. Chao and Hsia will receive minimum annual salaries of $300,000 and $165,000 per year, respectively; (ii) the Company cannot terminate the Senior Executives' employment except by reason of death, disability or for cause; (iii) in the event of termination on account of retirement or disability, the Company will continue the Senior Executives' major medical coverage; and
(iv) in the event of termination without cause or for good reason (as described in the employment agreements) subsequent to a change in control, the Senior Executives are entitled to receive, among other things, certain severance benefits, including an amount equal to 2.99 times their base salary and incentive compensation. In addition, Dr. Chao was entitled to receive options to purchase 300,000 shares of the Company's Common Stock under the 1991 Plan, 100,000 of which were granted in 1997 and 200,000 of which were granted in 1996. Under Dr. Hsia's employment agreement, Dr. Hsia was entitled to receive options to purchase 200,000 shares of the Company's Common Stock under the 1991 Plan, all of which were granted in 1995. Such options granted to Drs. Chao and Hsia vest over a five year period following each grant date. See "Report of the Compensation Committee on Executive Compensation."

         On January 31, 1998, the employment agreement between the Company and Dr. Sharoky expired. In 1997, Dr. Sharoky received (i) base compensation of $375,000; (ii) a bonus of $100,000, based upon the Company's 1997 earnings per share, as well as a discretionary bonus based upon the performance of Somerset which was paid by Somerset in the amount of $300,000. On January 31, 1998, he received certain severance benefits, which included the sum of $1,350,000 which is payable in five installments over a twelve month period. Additional terms of the severance agreement between the Company and Dr. Sharoky, such as insurance benefits and terms of a non-compete provision, remain under negotiation as of the date of this Proxy Statement.

         On January 31, 1998, the employment agreement between the Company and Mr. McEnany expired. In 1997, Mr. McEnany received (i) base compensation of $200,000 and (ii) a bonus of $140,625. On January 31, 1998, he received certain severance benefits, which included the sum of $350,000 which is payable over a twelve month period.

OPTIONS

         The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1997 to each Named Executive Officer of the Company under the Company's 1991 Stock Option Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS
                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                           NUMBER OF      % OF TOTAL                                         OF STOCK PRICE
                             SHARES         OPTIONS                                           APPRECIATION
                           UNDERLYING     GRANTED TO      EXERCISE OR                      FOR OPTION TERM (1)
                            OPTIONS      EMPLOYEES IN   BASE PRICE PER   EXPIRATION        -------------------
          NAME              GRANTED       FISCAL YEAR     PER SHARE         DATE            5%             10%
          ----              -------       -----------     ---------         ----            --             ---
Allen Chao, Ph.D.           100,000           4.22%       $  24.375       7/17/07    $ 1,532,921    $  3,884,740

Frederick Wilkinson          40,000           1.69%       $  16.562       4/17/07    $   416,639    $  1,055,852
                             20,000            .84%       $  21.187       6/24/07    $   266,492         675,347

Patrick J. McEnany          200,000           8.45%       $  16.312       4/30/98    $   163,124    $    326,249
                              2,226            .09%       $  17.115       4/30/98    $     3,681    $      5,670

----------
(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by SEC rules and are not intended as a forecast of possible future appreciation in stock prices.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of options during the fiscal year ended December 31, 1997, as well as unexercised options held as of the end of such fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                             UNDERLYING              IN-THE-MONEY OPTIONS
                             ACQUIRED ON                    UNEXERCISED OPTIONS AT              AT FY-END
                                ON            VALUE          FY-END EXERCISABLE/              EXERCISABLE/
          NAME                EXERCISE       REALIZED           UNEXERCISABLE                 UNEXERCISABLE
          ----                --------       --------           -------------                 -------------

Allen Chao Ph.D.               537,786    $ 9,967,503         509,800/320,000          $10,789,287 /$ 4,114,999

Melvin Sharoky,                      0              0         572,000/200,000          $ 9,491,750 /$ 2,762,500
M.D.

David C. Hsia, Ph.D.           150,000    $ 2,577,000         143,000/132,000          $ 2,837,312 /$ 1,881,750

Frederick Wilkinson                  0              0          32,000/188,000          $   404,999 /$ 2,479,999

Patrick J. McEnany               6,358    $   168,996         123,378/200,000          $ 2,009,094 /$ 3,224,999


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 ("Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

         The Compensation Committee of the Board of Directors is responsible for determining the compensation arrangements for the senior executive officers of the Company, which for 1997 were Drs. Allen Chao and Melvin Sharoky. It also administers the 1991 Stock Option Plan and the 1995 Plan.

COMPENSATION PHILOSOPHY

         The Company does business in a highly competitive and dynamic industry. The Company's continued success in such an environment depends, in large part, on its ability to attract and retain talented senior executives. The Company must provide executives with long- and short-term incentives to maximize corporate performance, and reward successful efforts to do so. As a result, the Committee's compensation policies are designed to:

         1. Provide a competitive level of compensation to attract and retain talented management;

         2. Reward senior executives for corporate performance by linking a substantial portion of total compensation to the achievement of measurable performance objectives; and

         3. Align the interests of senior executives with the stockholders in order to maximize stockholder value.

         The Committee's goal is to provide a competitive compensation package based on a review of publicly available information about the compensation paid to similarly situated executives of selected pharmaceutical companies (the "Peer Group"). The Committee believes that a substantial portion of compensation should be tied to the attainment of long- and short-term objectives.

         To achieve these compensation objectives, the Committee has developed compensation packages for senior executive officers consisting of base salary, a contingent bonus arrangement tied to after-tax earnings or other goals and awards of stock options.

BASE COMPENSATION

         From time to time, the Committee conducts a review of the executive compensation paid by members of the Peer Group. The Committee reviews the salary data for the average and median levels of compensation. However, the Committee does not rely exclusively on statistical compilations. Certain members of the group reviewed are considered to be very similar to the Company in terms of market capitalization, length of time as a publicly held company, number of employees, and overall prospects for short- and long-term growth. The compensation paid by these Peer Group companies is given substantially more weight in setting base compensation. In prior years, the Committee has raised the compensation levels of its senior executives to competitive levels in relation to the other members of the Peer Group.

         Based on its compensation review and the Committee's compensation philosophy, and taking into account the Company's actual and projected revenues and income, the Committee has determined that Dr. Chao's 1998 base compensation should be increased to $500,000.

         Dr. Sharoky resigned from the Company effective January 31, 1998, and, thus, the Committee has not recommended any change in his base compensation for the portion of 1998 during which he was employed.

BONUS

         The Committee believes that a significant portion of Dr. Chao's and Dr. Sharoky's bonuses should be tied to the Company's meeting or exceeding its goals for earnings per share. In addition, Dr. Chao was eligible to earn up to $150,000 to be paid at the discretion of the Committee related to certain subjective goals set by the Committee and such other factors as the Committee deemed relevant. The Committee determined that a bonus would be paid upon earnings per share meeting a certain threshold and the bonus would increase as earnings per share increased, up to a cap. Pursuant to the formula so devised, Dr. Chao was paid a bonus of $250,000 and Dr. Sharoky was paid a bonus of $100,000 for 1997. In addition, the Committee determined that Dr. Chao satisfied the criteria to earn his full discretionary bonus of $150,000.

         The Committee has decided that a formula should again be used in determining the 1998 bonus for Dr. Chao. As noted above, Dr. Chao will receive a bonus of between $50,000 and $400,000 if earnings per share exceeds the threshold goal.

         The Committee also determined that Dr. Chao should be eligible for an additional 1998 bonus of up to $200,000 at the discretion of the Committee. Whether or not this discretionary bonus will be paid will be determined after the end of 1998, based on factors determined by the Committee.

STOCK OPTIONS

         The Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management's attention on the long-term growth of the Company. The Committee granted 100,000 options shares to Dr. Chao in 1998. The Committee expects to continue to grant options in the future.

POLICY ON DEDUCTIBILITY OF COMPENSATION

         The Internal Revenue Code provides a $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations. An exception to the limit applies to certain types of performance-based awards granted under plans approved by the Company's stockholders, which may include stock options. The Company's 1991 Stock Option Plan has previously been amended to comply with the performance-based compensation requirements.

         The Committee's policy is to qualify bonus and option grants for the performance-based compensation exception to the $1,000,000 deduction limitation whenever possible.

CONCLUSION

         The Committee will continue to establish base compensation at levels that are competitive with selected members of the Peer Group. The Committee intends for performance compensation to constitute a substantial portion of overall compensation, and for compensation to be linked to the achievement of the Company's short- and long-term goals as established by the Company. The Committee intends to create incentives at the levels necessary to maintain above-average performance within the Company's industry.




                                        Michael Fedida
                                        Ronald R. Taylor

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on February 17, 1993 through December 31, 1997, with the cumulative total return on the NASDAQ Composite Index (Total Return), the Standard & Poor's ("S&P") 500 Composite Index, the Dow Jones Pharmaceutical Index and a group consisting of certain pharmaceutical corporations (the "Pharmaceutical Group") over the same period. On September 17, 1997 the Common Stock commenced trading on the New York Stock Exchange and ceased trading on the Nasdaq National Market System. The Company believes that a comparison of its stock performance with the S&P 500 Composite Index and the Dow Jones Pharmaceutical Index provides a better indication of the stock's relative performance, and so has decided to use such indices for future comparisons. However, the Nasdaq Composite Index and the Pharmaceutical Group have also been included in this year's table. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the information contained therein by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below assumes the investment of $100 in the Company's Common Stock and in each of the other indexes on February 17, 1993, and reinvestment of all dividends.

             COMPARISON OF FIVE* YEAR CUMULATIVE TOTAL RETURN AMONG
                          WATSON PHARMACEUTICALS, INC.,
        THE S&P 500 COMPOSITE INDEX, THE DOW JONES PHARMACEUTICAL INDEX,
             THE NASDAQ COMPOSITE INDEX AND THE PHARMACEUTICAL GROUP




                               [GRAPHIC OMITTED]




                                            2/17/93*     12/31/93     12/30/94     12/29/95     12/31/96    12/31/97
                                            --------     --------     --------     --------     --------    --------

Watson Pharmaceuticals, Inc. Common          100.00       210.42       218.75       408.33       374.48      540.63
Stock

S&P 500 Composite Index                      100.00       107.65       105.99       142.15       170.95      223.96

Dow Jones Pharmaceutical Index               100.00       103.74       114.28       182.08       223.63      342.08

Nasdaq Composite Index                       100.00       117.93       115.27       163.03       200.51      246.06

Pharmaceutical Group                         100.00       123.02        98.64       129.98       114.50      157.32

----------
* Prior to February 17, 1993, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period from that date through December 31, 1997.

         The Pharmaceutical Group, with the initial investment allocated equally among each member, consists of Alza Corporation; A.L. Pharma, Inc.; Barr Laboratories, Inc.; Biocraft Laboratories, Inc.; Copley Pharmaceuticals, Inc.; Cygnus Therapeutic Systems, Inc.; Elan Corporation, p.l.c.; Forest Laboratories, Inc.; Halsey Drug Co. Inc.; Ivax Corp.; K-V Pharmaceutical Company; Marsam Pharmaceuticals, Inc.; Mylan Laboratories, Inc.; Noven Pharmaceuticals, Inc.; Pharmaceutical Resources, Inc.; Purepac Inc.; Royce Laboratories, Inc.; Taro Pharmaceuticals Industries Ltd.; Teva Pharmaceuticals Industries Ltd.; and Zenith Laboratories, Inc. During 1995 and 1996, Marsam Pharmaceuticals, Inc., Zenith Laboratories, Inc. and Biocraft Laboratories, Inc. were merged into separate unrelated entities and their shares no longer trade publicly. In April 1997 Royce Laboratories, Inc. merged with the Company and its shares no longer trade publicly. In these instances, the merged companies final closing prices were used for purposes of calculating the Pharmaceutical Group index.

                              CERTAIN TRANSACTIONS

         The Company leases a portion of its facilities from related parties. The aggregate rent expense for 1997, 1996 and 1995 was $309,000, $432,000 and $432,000, respectively, and was allocated to cost of revenues, research and development and selling, general and administrative expenses. In 1997, $11,200 of this expense related to a building Dr. Keith owned but sold in January 1997. The remaining $297,800 related to rent on a building which is in part beneficially owned by Drs. Chao and Hsia.

         In February 1996, Dr. Sharoky entered into an agreement to borrow $1,431,298 from the Company, interest free, for the payment of federal and state income taxes on the exercise of certain expiring stock options. This loan was increased to $3,559,436 in January 1997 for the same purpose and was paid off in September 1997.

         In April 1997, Dr. Chao entered into an agreement to borrow $2,000,000 from the Company, interest free, for the payment of federal and state income taxes on the exercise of certain expiring stock options. This loan was paid in March 1998.

         In 1997, Mr. Feldman's law firm received fees for legal services rendered to the Company in the amount of $1,605,600.

               STOCKHOLDERS' PROPOSALS FOR THE 1998 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be made in accordance with the Company's By-Laws, and must be received by the Secretary of the Company at the Company's principal executive offices for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than December 1, 1998.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

                                          By Order of the Board of Directors.


                                          Michel J. Feldman
                                          Secretary

                          WATSON PHARMACEUTICALS, INC.
                                311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
             PROXY -- SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS -- MAY 4, 1998

        The undersigned hereby appoints Michael Fedida, Albert F. Hummel and Ronald R. Taylor, or any of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of WATSON PHARMACEUTICALS, INC. to be held on May 4, 1998, and any adjournments or postponements thereof, with respect to the following.

         A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.

                      (PLEASE SIGN ON THE REVERSE SIDE)

    PLEASE MARK YOUR [X] VOTES AS IN THIS EXAMPLE.

1.  Election of Directors:

                  VOTE FOR
                  both nominees (except
                  as indicated to the                VOTE WITHHELD
                  contrary below)                    from both nominees
                  [ ]                                [ ]

    NOMINEES:                                        Allen Chao, Ph.D.
                                                     Michel J. Feldman

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

2. Approval of the selection of Price Waterhouse LLP as independent accountants for the 1998 fiscal year.

                FOR               AGAINST               ABSTAIN
                [ ]               [ ]                   [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THE COMPANY'S DIRECTORS RECOMMEND A VOTE FOR BOTH PROPOSALS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND WILL BE VOTED FOR APPROVAL OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED.

Signature or Signatures            Date

------------------------------     -------------------

NOTE: Please date and sign above exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.